Exhibit 1.2

(Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

ORIX CORPORATION

ORIX CORPORATION

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1. (Purpose)

Matters concerning the Board of Directors, except as otherwise provided for by law or ordinance or by the Articles of Incorporation, shall be governed by these regulations.

Article 2. (Holding of Meetings)

Meetings of the Board of Directors shall be held at least once in every three months.

Article 3. (Person who Calls Meetings and Chairman)

Meetings of the Board of Directors shall be called by the director designated by the Board of Directors, which director shall act as the chairman of the Board of Directors’ meetings.

2.    If the person determined in accordance with the preceding paragraph is unable to act, the other directors shall call the Board of Directors’ meetings, in accordance with the order they are so designated, by resolution of the Board of Directors.

3.    Notwithstanding the provisions of the preceding two (2) paragraphs, a director who is a member of the Nominating Committee, the Audit Committee and/or the Compensation Committee and who is appointed by such committee to do so, may call a Board of Directors’ meeting.

4.    An executive officer may, if provided for by law or ordinance, request to call a Board of Directors’ meeting, notwithstanding the provisions of the preceding three (3) paragraphs.

Article 4. (Notice for Callings of Meetings)

Notices for calling Board of Directors meetings shall be dispatched to each director at least three (3) days prior to the date set for such meeting. Provided, however, that in case of emergency, the period may be shortened.

Article 5. (Resolutions)

Resolutions of the Board of Directors shall be adopted by a majority of the directors present at meetings attended by a majority of the directors.

Article 6. (Matters to Be Resolved)

Matters to be resolved at Board of Directors meetings are described in the attached Exhibit.

Article 7. (Matters to Be Report)

Executive officers shall give a report to the Board of Directors on the performance of his/her executive duties at least once every three months. The executive officer may designate a deputy to give the report concerned (the deputy must be an executive officer).

2.    When requested by the Board of Directors, an executive officer is required to attend a Board of Directors’ meeting and explain any matters requested by the Board of Directors.

3.    Any director and/or executive officer who has engaged in a transaction in competition with the business of the Company or in any transaction with the Company, or a director and/or an executive officer who has been

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involved in any transaction in which there is a conflict of interest between the Company and such director and/or executive officer, shall give a report to the Board of Directors on the important facts regarding such transaction.

4.    A person who is a member of the Nominating Committee, the Audit Committee and/or the Compensation Committee and who is appointed by such committee to do so, shall provide, without delay, a report to the Board of Directors on the committee’s performance of its duties.

Article 8. (Attendance of Persons Concerned)

In connection with the deliberation of matters to be resolved or reported, if the chairman of the Board of Directors’ meeting determines that it is necessary, he/she may require the persons concerned with such matters participate in such deliberation.

Article 9. (Minutes)

The proceedings at a meeting of the Board of Directors shall be recorded in the minutes of the meeting, which shall be signed by, or bear the names and seals of, all directors present at the meeting.

(Supplementary Provisions)

1.	These regulations shall be effective as of October 1, 1982.

2.	These amendments to the regulations shall be effective as of July 1, 1998.

3.	These amendments to the regulations shall be effective as of June 29, 1999.

4.	These amendments to the regulations shall be effective as of April 1, 2002.

5.	These amendments to the regulations shall be effective as of June 25, 2003.

6.	These amendments to the regulations shall be effective as of June 23, 2004.

7.	These amendments to the regulations shall be effective as of May 20, 2005.

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EXHIBIT

MATTERS TO BE RESOLVED AT THE BOARD OF DIRECTORS’ MEETINGS

1.	Callings of general meetings of shareholders and the agenda for the general meetings of shareholders (provided, however, that proposals regarding election and removal of directors and corporate accounting auditors and proposals not to re-elect corporate accounting auditors are excluded).

2.	Proposals and approval of balance sheet, profit and loss statement, business report, agenda relating to the disposition of profit or loss, and attached detailed statements.

3.	Election and removal of executive officers and a representative executive officer.

4.	Election and removal of CEO, COO and CFO and changing of responsible posts of executive officers.

5.	Determination of the order of representative executive officers or executive officers who would be responsible for calling general meetings of shareholders and acting as the chairman of the general meetings of shareholders in the event there is more than one representative executive director or if the representative executive officer is unable to act.

6.	Determination of the order of directors who will have the right to call Board of Directors meetings and act as chairman of the Board of Directors’ meetings.

7.	Determination of the director who shall receive requests from executive officers to hold Board of Directors’ meetings in accordance with Article 3, Paragraph 4.

8.	Basic management policies.

9.	Determination of directors who shall constitute each of the Nominating Committee, the Audit Committee and the Compensation Committee.

10.	Matters provided for by the Ordinances of the Ministry of Justice as necessary to conduct the duties of the Audit Committee.

11.	Matters regarding division of duties of executive officers and mutual relationships among the executive officers such as giving instructions and orders where there is more than one executive officer.

12.	Election and removal of an executive officer who prepares financial statements.

13.	Approval of transactions in competition with the business of the Company, transactions between the Company and a director or an executive officer and transactions in which there is a conflict of interest between the Company and the director and/or the executive officer.

14.	Release of directors’ and executive officers’ liability.

15.	Determination regarding purchase of own stock.

16.	Enactment, amendment and abolition of the Regulations of the Board of Directors, Regulations of the Nominating Committee, Regulations of the Audit Committee and Regulations of the Compensation Committee.

17.	Engagement and disengagement of Group executive officers.

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18.	Matters delegated to the Board of Directors by resolutions of the general meetings of shareholders.

19.	Other matters provided for by each item of Article 21-7, Paragraph 3 of the Law Regarding Exceptional Rules of Commercial Code Concerning Auditing, Etc. of Stock Corporations.

20.	Matters other than those enumerated above to be resolved at the Board of Directors’ meetings as provided for by law or ordinance.

21.	Important matters other than those enumerated above involving the management of the Company and the Group Companies* that are recognized as necessary by the person calling the meetings in accordance with Article 3.

(Note)*	A Group Company shall mean a subsidiary of the Company under the meaning of the Commercial Code of Japan, or a company in which the Company substantially holds 20% or more of the voting right and can substantially influence the management and business policies of such company.

IMPLEMENTATION STANDARDS OF REGULATIONS OF THE BOARD OF DIRECTORS

1.	“The performance of the business duties of the executive officer” provided for in Article 7, Paragraph 1 of the Regulations of the Board of Directors

A representative executive officer shall represent all other executive officers and shall give a report on the business performance of each quarter based upon the accounting materials for such quarter.

2.	Exhibit 2 “Approval of Statements of Accounts”

Includes consolidated financial statements.

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